Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless otherwise indicated, defined terms included below have the same meanings defined and included elsewhere in this Current Report on Form 8-K (the “Form 8-K”) filed with the Securities and Exchange Commission (the “SEC”) on December 30, 2021.

Introduction

The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 present the combination of the financial information of Altimar Acquisition Corp. II (“Altimar II”) and Fathom Holdco, LLC (“Fathom OpCo”), adjusted to give effect to the Business Combination, the acquisitions of Incodema, Dahlquist, Majestic Metals, Mark Two, Newchem, and GPI completed in 2020 (collectively, the “2020 Acquisitions”), as discussed in further detail in Note 3 — Business Combination in the Notes to the Audited Consolidated Financial Statements of Fathom Holdco, LLC in the Proxy Statement/Prospectus and the acquisitions of Summit, Centex, Laser, Micropulse West and PPC completed in 2021 (collectively, the “2021 Acquisitions”), as discussed in further detail in Note 3 in the Notes to the Interim Consolidated Financial Statements of Fathom Holdco, LLC in the Proxy Statement/Prospectus. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and nine months ended September 30, 2021 combines the historical statements of operations of Altimar II, Fathom OpCo, the 2020 Acquisitions and the 2021 Acquisitions for such period on a pro forma basis as if the Business Combination, the 2020 Acquisitions and the 2021 Acquisitions had been consummated and completed on January 1, 2020, the beginning of the period presented. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combination as if it was completed on September 30, 2021.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes and is not necessarily indicative of what the actual results of operations would have been had the Business Combination occurred on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

• the accompanying notes to the unaudited pro forma condensed combined financial statements;

• the historical audited financial statements of Altimar II for the period from December 7, 2020 (inception) through December 31, 2020 and unaudited financial statements for the nine months ended September 30, 2021, included in the Proxy Statement/Prospectus;

• the historical audited financial statements of Fathom OpCo for the year ended December 31, 2020 and unaudited financial statements for the nine months ended September 30, 2021, included in the Proxy Statement/Prospectus;

• the historical audited combined financial statements of Incodema and Newchem for the year ended December 31, 2019, included in the Proxy Statement/Prospectus;

• the historical audited financial statements of Dahlquist for the nine months ended September 30, 2020, included in the Proxy Statement/Prospectus;

• the historical audited financial statements of Majestic Metals for the nine months ended September 30, 2020, included in the Proxy Statement/Prospectus; and

• other information relating to Altimar II and Fathom OpCo contained in the Proxy Statement/Prospectus and the description of certain terms thereof set forth in the section entitled “The Business Combination.”

On July 15, 2021, Altimar Acquisition Corp. II entered into a definitive business combination agreement with Fathom Holdco, LLC, which agreement was amended on November 16, 2021. The Business Combination closed on December 23, 2021. Notwithstanding the legal form of the business combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for in accordance with ASC Topic 805, Business Combinations (“ASC 805”), using the acquisition method. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). Fathom has been determined to be the accounting acquirer based on evaluation of the following factors:

• Fathom OpCo is a variable interest entity (“VIE”). Fathom will be the sole managing member and primary beneficiary which has full and complete charge of all affairs of Fathom OpCo, and the New Fathom Units of Fathom OpCo do not have substantive participating or kick out rights; and

• No single party controls Fathom pre and post transaction, hence, the Business Combination is not considered a common control transaction.

The factors discussed above support the conclusion that Fathom acquired a controlling financial interest in Fathom OpCo and is the accounting acquirer. Fathom is the primary beneficiary of Fathom OpCo, which is a VIE, since it has the power to direct the activities of Fathom OpCo that most significantly impact Fathom OpCo’s economic performance through its role as the sole managing member of Fathom OpCo, and Fathom’s variable interests in Fathom OpCo include ownership of Fathom OpCo, which results in the right (and obligation) to receive benefits (and absorb losses) of Fathom OpCo that could potentially be significant to Fathom. Therefore, the Business Combination is accounted for using the acquisition method. Under this method of accounting, Fathom is treated as the acquirer and Fathom OpCo is treated as the acquired company for financial statement reporting purposes. Upon the consummation of the Business Combination, the assets and liabilities of Fathom OpCo are recognized at fair value, and any consideration in excess of the fair value of the net assets acquired (including identifiable intangible assets) are recognized as goodwill.

The unaudited pro forma condensed combined financial information has been prepared based on the redemptions of Altimar II’s Class A ordinary shares held by Altimar II’s public shareholders that occurred prior to the closing of the Business Combination:

• Redemptions and PIPE Investment: The pro forma presentation reflects that Altimar II’s public shareholders redeemed 32,145,358 shares of Altimar II’s Class A ordinary shares prior to the closing of the Business Combination. This presentation reflects that $70 million in aggregate proceeds were received from the PIPE Investment and that the amount in Altimar II’s trust account (prior to any redemptions) was equal to $345 million, resulting in an aggregate redemption payment (based on a redemption price per share of $10.00) of $321.5 million. This resulted in the following adjustments to the consideration paid at closing:

• Existing Fathom Owner Consideration: A reduction to the amount of the Closing Cash Consideration (as defined in the Proxy Statement/Prospectus) of $321.5 million and an increase in the number of shares of Fathom Class A common stock and New Fathom Units that comprise the Closing Seller Equity Consideration (as defined in the Proxy Statement/Prospectus) equal to 32,145,358 (the amount by which Closing Cash Consideration is reduced divided by $10.00), such that the Closing Seller Equity Consideration was an aggregate number of shares of Fathom Class A common stock and New Fathom Units stock equal to 120,955,985.

• Forfeited Shares: The Altimar II Founders (as defined in the Proxy Statement/Prospectus) forfeited 2,587,500 shares of Fathom Class A common stock.

Pro Forma Condensed Combined Balance Sheet as of September 30, 2021

($ in thousands)	Altimar Acquisition Corp II	Fathom OpCo	Total Pro Forma Adjustments	Pro Forma Combined
Assets
Cash and cash equivalents	$ 331	$ 10,531	$ 70,000 (a)	$ 19,364
			152,000 (b)
			(172,860)(b)
			(60,550)(c)
			345,012 (d)
			(3,378)(e)
			(321,452)(i)
Account receivable, net	—	24,512	—	24,512
Inventory	—	9,173	2,441 (e)	11,614
Prepaid expenses	745	3,267	—	4,012
Other current assets	—	—	—

Total Current Assets	1,076	47,483	11,213	59,772

			—	—
Investments held in trust account	345,012	—	(345,012)(d)	—
Property and equipment, net	—	41,031	(2,921)(e)	38,110
Intangible & other	—	111,573	138,427 (e)	250,000
Goodwill	—	83,113	1,241,733 (e)	1,324,846
Other non-current assets	—	145	—	145

Total assets	346,088	283,345	1,043,440	1,672,873

Liabilities and Stockholders’ Equity
Account Payable	—	7,475	—	7,475
Accrued expenses	260	5,821	(860)(b)	5,221
Other current liabilities	—	4,497	—	4,497
Contingent consideration	—	6,330	—	6,330
Current portion of debt	—	170,257	(168,757)(b)	1,500
Accrued offering costs	4	—	—	4

Total Current Liabilities	264	194,380	(169,617)	25,027

Long-term debt, net	—	—	147,562 (b)	147,562
Long-term contingent consideration	—	2,300	—	2,300
Deferred Tax Liability	—	3,009	2,768 (j)	5,777
Other Non-current Liabilities	—	1,463	—	1,463
Warrant Liability	19,643	—	—	19,643
Deferred underwriting fee payable	12,075	—	(12,075)(f)	—
Payable to related parties pursuant to tax receivable agreement	—	—	4,462 (j)	4,462
				—

Total liabilities	31,982	201,152	(26,900)	206,234

Commitments and contingencies:
Class A Ordinary Shares subject to possible redemption	345,000	—	(345,000)(g)	—
Class A Contingently Redeemable Preferred Units	—	54,105	(54,105)(e)	—
Equity:
Preference shares	—	—	—	—
Class A common stock	—	—	15 (e)	12
			1 (a)
			— (g)
			(5)(e)
			1 (e)
Class B common stock			8 (e)	8
Class A Ordinary Shares	—	—	— (g)	—
Class B Ordinary Shares	1	—	(1)(g)	—
Class A Common units; $100 part value, authorized 5,480,611 units, issued and outstanding 5,480,611 units as of September 30, 2021		35,869	(35,869)(e)	—
Class B Common units; $100 par value, authorized 2,242,981 units, issued and outstanding 2,242,981 units as of September 30, 2021		14,481	(14,481)(e)	—
Additional paid-in-capital	—	—	—	691,603
			1,454,629 (e)
			69,999 (a)
			(11,206)(c)
			(3,378)(e)
			23,544 (g)
			(842,950)(h)
			965 (k)

($ in thousands)	Altimar Acquisition Corp II	Fathom OpCo	Total Pro Forma Adjustments	Pro Forma Combined
Accumulated other comprehensive income	$ —	$ 28	$ (28)(e)	$ —
Retained earnings (accumulated deficit)	(30,895)	(22,290)	22,290 (e)	(67,934)
			(1,743)(e)
			(34,331)(c)
			(965)(k)
Non-controlling interest in subsidiaries			842,950 (h)	842,950

Total stockholders’ equity	(30,894)	28,088	1,469,445	1,466,639

Total liabilities and stockholders’ equity	$ 346,088	$ 283,345	1,043,440	1,672,873

Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2021

	Altimar Acquisition Corp II (1)	Pro Forma Fathom Opco	Total Pro Forma Adjustments(3)	Pro Forma Combined
Revenue	—	118,254	—	118,254
Cost of Revenue	—	66,186	1,325	67,511

Gross Profit	—	52,068	(1,325)	50,743

Operating expenses
Selling, general, and administrative	1,692	32,880	(1,431)	33,141
Depreciation and amortization	—	10,495	6,397	16,892

Total operating expenses	1,692	43,375	4,966	50,033

Operating income (loss)	(1,692)	8,693	(6,291)	710
Interest expense and other expense (income)
Interest expense/(income)	(12)	—	4,230	4,218
Other expense	755	9,438	—	10,193
Other (income)	(3,191)	(3,874)	—	(7,065)

Total other expenses, net	(2,448)	5,564	4,230	7,346
NET INCOME (LOSS) BEFORE INCOME TAXES	756	3,129	(10,521)	(6,636)
Provision for income taxes		868	(868)	—

NET INCOME (LOSS)	756	2,261	(9,653)	(6,636)
Net loss attributable to noncontrolling interest				(4,608)

Net loss attributable to Fathom Digital Manufacturing Corporation				(2,028)

Basic and diluted weighted average shares outstanding				51,608,262

Basic and diluted (loss) Per Share:				$ (0.04)

(1) Refers to the historical unaudited interim financial statements of Altimar II.

(2) Refers to the Pro Forma Fathom OpCo Condensed Combined Statement of Operations for the nine months ended September 30, 2021 adjusted to give effect to the 2021 Acquisitions, as detailed in Note 2.

Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020

($ in thousands)	Altimar Acquisition Corp II(1)	Pro Forma Fathom OpCo(2)	Pro Forma Adjustments	Pro Forma Combined
Revenue	—	149,405	—	149,405
Cost of Revenue	—	76,471	5,206 (a)	81,677

Gross Profit	—	72,934	(5,206)	67,728

Operating expenses
Selling, general, and administrative	—	49,018	46,629 (b)	95,647
Depreciation and amortization	—	16,328	6,195 (c)	22,523

Total operating expenses	—	65,346	52,824	118,170

Operating income (loss)	—	7,588	(58,030)	(50,442)
Interest expense and other expense (income)
Interest expense/(income)	—	9,294	(3,051)(d)	6,243
Other expense	5	8,465	—	8,470
Other (income)		(2,818)	—	(2,818)

Total other expenses (income), net	5	14,941	(3,051)	11,895
NET LOSS BEFORE INCOME TAXES	(5)	(7,353)	(54,979)	(62,337)
Provision for income taxes	—	375	(375)(e)	—

NET LOSS	(5)	(7,728)	(54,604)	(62,337)

Net loss attributable to noncontrolling interest				(38,916)(g)

Net loss attributable to Fathom Digital Manufacturing Corporation				(23,421)

Basic and diluted weighted average shares outstanding				51,608,262

Basic and diluted net (loss) Per Share:				$ (0.45)(f)

(1) Refers to the historical audited financial statements of Altimar II.

(2) Refers to the Pro Forma Fathom OpCo Condensed Combined Statement of Operations for the year ended December 31, 2020 adjusted to give effect to the 2021 Acquisitions, as detailed in Note 2.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

Overview

The Business Combination is accounted for in accordance with ASC 805. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC 810. If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer. Fathom OpCo meets the definition of a variable interest entity and Fathom, which will be the managing member, has been determined to be the primary beneficiary. Under this method of accounting, Fathom is treated as the acquirer and Fathom OpCo is treated as the acquired company for financial statement reporting purposes.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2021.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material.

Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Fathom OpCo, Altimar II, Incodema, Dahlquist, and Majestic Metals included elsewhere in the Proxy Statement/Prospectus.

Description of Business Combination

Altimar Acquisition Corp. II is a blank check company incorporated on December 7, 2020 as a Cayman Islands exempted company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

In connection with the Closing:

(a) Altimar II changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware (the “Domestication”), upon which Altimar II changed its name to “Fathom Digital Manufacturing Corporation.”

(b) Fathom OpCo issued managing member interests in Fathom OpCo to Altimar II in exchange for a nominal cash payment;

(c) Following step (b) above, each of CORE Fund I Blocker-5 LLC, a Delaware limited liability company (“Fathom Blocker 1”), CORE Fund I Blocker-2 LLC, a Delaware limited liability company (“Fathom Blocker 2”), and SG (MCT) Blocker, LLC, a Delaware limited liability company (Fathom Blocker 3” and, together with Fathom Blocker 1 and Fathom Blocker 2, the “Fathom Blockers”), merged with and into Rapid Blocker 1 Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Altimar II (“Blocker Merger Sub 1”), Rapid Blocker 2 Merger Sub, LLC , a Delaware limited liability company and a direct, wholly owned subsidiary of Altimar II (“Blocker Merger Sub 2”), and Rapid Blocker 3 Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Altimar II (“Blocker Merger Sub 3” and, together with Blocker Merger Sub 1 and Blocker Merger Sub 2, the “Blocker Merger Subs”), respectively, in each case, with the Fathom Blockers surviving as the surviving companies and wholly owned subsidiaries of Altimar II (collectively, the “Surviving Fathom Blockers”);

(d) Immediately following step (c) above, the Surviving Fathom Blockers each merged with and into Altimar II (the “Blocker Altimar Mergers”), in each case, with Altimar II as the surviving company; and

(e) Immediately following the Blocker Altimar Mergers, Rapid Merger Sub merged with and into Fathom OpCo (the “Fathom Merger”), with Fathom OpCo as the surviving entity of the Fathom Merger (Fathom, in its capacity as the surviving entity of the Fathom Merger, is sometimes referred to as the “Fathom Surviving Entity”). Following the Fathom Merger, the Fathom Surviving Entity is owned by Altimar II and all other holders of Fathom OpCo units outstanding as of immediately prior to the Fathom Merger (such other holders, excluding Altimar II, are referred to as the “Continuing Fathom Unitholders”).

As a result of the consummation of the transactions contemplated by the Business Combination Agreement, the combined company is organized in an “Up-C” structure, in which substantially all of the assets and business of the combined company are held by Fathom OpCo. Altimar II and the Continuing Fathom Unitholders were issued Class A units of Fathom OpCo (“New Fathom Units”). Altimar II is the managing member of Fathom OpCo. Altimar II issued to Continuing Fathom Unitholders for cash at par value a number of shares of Class B common stock equal to the number New Fathom Units held by the Continuing Fathom Unitholders. Altimar II’s other stockholders hold Class A common stock of Fathom. Shares of Fathom Class A common stock are entitled to economic rights and one vote per share and shares of Fathom Class B common stock are entitled to one vote per share but no economic rights. The combined company’s business continues to operate through Fathom OpCo.

Preliminary Purchase Price Allocation

The preliminary consideration and allocation of the purchase price to the fair value of Fathom OpCo’s assets acquired and liabilities assumed, as if the acquisition date was September 30, 2021, is presented below. Fathom has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect the best estimates of Fathom OpCo based on the information currently available and are subject to change once additional analyses are completed. The final purchase price of the Business Combination is subject to the determination of certain items that are subject to adjustment at Closing pursuant to the Business Combination Agreement.

(in millions $)
Cash Consideration	$ 3
Repayment of non-extended long-term debt, net	160
Total cash consideration	163
Closing Seller Equity Consideration	1,210
Contingent consideration	82
Total consideration transferred	1,445
Cash and cash equivalents	11
Accounts receivable	25
Inventory	12
Other current assets	2
Property and equipment, net	38
Intangible assets, net	250
Goodwill	1,325
Total assets acquired	1,663
Accounts payable	(7)
Accrued expenses and other current liabilities	(10)
Contingent consideration from prior acquisitions	(6)
Long-term debt, net	(170)
Tax receivable agreement	(4)
Deferred tax liability	(6)
Other non-current liabilities	(5)
Total liabilities assumed	(208)
Net assets acquired	$ 1,445

Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. Below is a summary of the intangible assets acquired in the Business Combination

Identifiable intangible assets	Fair Value (in millions)	Useful Life (in years)
Trade Name	$ 80	15
Customer Relationships	150	19
Developed Technology	20	5

	$ 250

The intangible assets acquired subject to amortization have a weighted average useful life of 16.60 years.

2. Pro forma Fathom Condensed Combined Statement of Operations for the year ended December 31, 2020

The table below presents the 2020 Pro Forma Fathom OpCo results adjusted to give effect to the results of the Incodema, Dahlquist, Majestic Metals, Mark Two, Newchem, GPI, Summit, Centex, Laser, Precision Process, and Micropulse West acquisitions.

	Fathom OpCo(1)	Incodema(2)	NewCut(2)	GPI(2)	Dahlquist(2)	Majestic Metals(2)	Mark Two(2)	Summit(2)	Centex & Laser(2)	Precision Process(2)	Micropulse West(2)	Pro Forma Adjustments	Pro Forma Fathom OpCo
Revenue	61,289	8,161	3,432	674	7,853	23,573	5,601	6,659	13,223	9,998	8,942	—	149,405
Cost of Revenue	32,815	2,762	1,926	288	2,126	15,359	2,878	1,518	7,523	2,965	5,348	963 (a)	76,471

Gross Profit	28,474	5,399	1,506	386	5,727	8,214	2,723	5,141	5,700	7,033	3,594	(963)	72,934

Operating expenses
Selling, general, and administrative	22,197	4,211	1,323	355	2,183	4,216	2,092	4,804	2,655	3,705	1,277	—	49,018
Depreciation and amortization	4,825	174	75	219	34	124	—	—	589	46	437	9,805 (b)	16,328

Total operating expenses	27,022	4,385	1,398	574	2,217	4,340	2,092	4,804	3,244	3,751	1,714	9,805	65,346

Operating income (loss)	1,452	1,014	108	(188)	3,510	3,874	631	337	2,456	3,282	1,880	(10,768)	7,588
Interest expense and other expense (income)
Interest expense/ (income)	3,665	118	34	—	(35)	(19)	48	80	362	—	22	5,019 (c)	9,294
Other expense	6,335	388	64	—	—	2	971	114	591	—	—	—	8,465

Other (income)	(585)	(16)	—	—	(542)	(1,699)	—	—	—	28	(4)	—	(2,818)

Total other expenses (income), net	9,415	490	98	—	(577)	(1,716)	1,019	194	953	28	18	5,019	14,941

NET (LOSS) INCOME BEFORE INCOME TAXES	(7,963)	524	10	(188)	4,087	5,590	(388)	143	1,503	3,254	1,862	(15,787)	(7,353)
Provision for income taxes	—	—	—	—	—	—	—	—	338	37	—		375

NET (LOSS) INCOME	(7,963)	524	10	(188)	4,087	5,590	(388)	143	1,165	3,217	1,862	(15,787)	(7,728)

(1) Refers to the historical audited financial statements of Fathom OpCo.

(2) Refers to the historical results of Incodema, Dahlquist, Majestic Metals, Mark Two, Newchem, GPI, Summit, Centex, Laser, Precision Process, and Micropoulse West prior to their respective acquisitions. Note that each of the Mark Two, GPI, Summit, Centex, Laser, Micropulse West and PPC acquisitions is individually insignificant under S-X Rule 3-05.

a) Cost of revenue

Cost of revenue is impacted by $1.0 million due to increased inventory balances caused by the non-cash impact of the step up to fair value of the inventory.

b) Depreciation and amortization

Adjustments to depreciation and amortization of $9.8 million represent the depreciation and amortization expense related to the step up of the fair value of real property and intangibles assets.

c) Interest Expense

Increase in interest expense of $5.0 million caused by the increase in bank debt incurred to finance the 2021 Acquisitions.

3. Pro Forma Fathom Condensed Combined Statement of Operations for the nine months ended September 30, 2021

The table below presents the Pro Forma Fathom OpCo results for the nine months ended September 30, 2021 adjusted to give effect to the results of the Summit, Centex, Laser, Precision Process, and Micropulse West acquisitions.

	Fathom OpCo(1)	Summit(2)	Centex & Laser(2)	Precision Process(2)	Micropulse West(2)	Pro Forma Adjustments	Pro Forma Fathom OpCo
Revenue	107,887	404	4,062	3,771	2,130	—	118,254
Cost of Revenue	61,749	78	2,351	840	1,168	—	66,186

Gross Profit	46,138	326	1,711	2,931	962	—	52,068

Operating expenses
Selling, general, and administrative	29,470	391	1,220	1,299	500	—	32,880
Depreciation and amortization	9,327	—	24	—	65	1,079 (a)	10,495

Total operating expenses	38,797	391	1,244	1,299	565	1,079	43,375

Operating income (loss)	7,341	(65)	467	1,632	397	(1,079)	8,693
Interest expense and other expense (income)
Interest expense/(income)	8,800	1	102	—	(1)	(8,902)(b)	—
Other expense	9,007	419	—	1	11	—	9,438
Other (income)	(3,215)	—	(1,389)	(11)	741	—	(3,874)

Total other expenses, net	14,592	420	(1,287)	(10)	751	(8,902)	5,564

NET (LOSS) INCOME BEFORE INCOME TAXES	(7,251)	(485)	1,754	1,642	(354)	7,823	3,129
Provision for income taxes	807	—	22	39	—	—	868

NET (LOSS) INCOME	(8,058)	(485)	1,732	1,603	(354)	7,823	2,261

(1) Refers to the historical audited financial statements of Fathom OpCo.

(2) Refers to the historical results of Summit, Centex, Laser, Precision Process, and Micropulse West prior to their respective acquisitions.

a) Depreciation and Amortization

Adjustments to depreciation and amortization of $1.1 million represent the depreciation and amortization expense related to the step up of the fair value of real property and intangibles assets.

b) Interest expense/(income)

Adjustments to eliminate interest expense of $8.9 million because the maturity of the loan issued to finance the 2021 Acquisitions is 12 months. Upon the acquisition of Fathom Opco by Fathom, long-term financing will be issued.

4. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2020

The unaudited pro forma condensed combined 2020 Income Statement has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

Fathom OpCo and Altimar II have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following adjustments are incorporated in the unaudited pro forma condensed combined financial information:

a) Cost of Revenue

Cost of revenue is impacted by $5.2 million due to increased inventory balances caused by the non-cash impact of the step up to fair value of the inventory and increased amortization of intangible assets.

b) Selling, general, and administrative

Adjustments to selling, general, and administrative expenses of $46.4 million represent transaction expenses incurred in conjunction with the Business Combination and $1.0 million of stock compensation expenses which will accelerate as a result of the Business Combination. These adjustments were partially offset by an adjustment of $(0.7) million related to the removal of management fees previously paid.

c) Depreciation and Amortization

Adjustments to depreciation and amortization of $6.2 million represent the depreciation and amortization expense related to the step up of the fair value of real property and intangibles assets.

d) Interest Expense

Adjustments to interest expense represents the increase to interest expense resulting from the incurrence of new debt associated with the closing of the Business Combination of $6.2 million, consisting of cash interest of $5.6 million and the amortization of deferred issuance costs of $0.6 million, which were a result of the Company refinancing its debt in conjunction with the Business Combination, offset by interest expense of $9.3 million related to prior debt which was entered into in order to effectuate the 2020 Acquisitions described in Note 3 to Fathom OpCo’s historical financial statements.

e) Income Taxes

Fathom OpCo has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, Fathom OpCo’s profits and losses will flow through to its partners, including Fathom, and are generally not subject to tax at the Fathom OpCo level. Following the consummation of the Business Combination, Fathom will be subject to U.S. federal, state, and local taxes.

As a result, we expect a portion of our income after our corporate reorganization to be taxable in jurisdictions in which it previously had not been taxable. We expect the blended federal and state tax rate on income attributable to Altimar II to be approximately 26.86% before giving effect to whether or not deferred tax assets are able to be realized by Altimar II. As it is more likely than not that Altimar II’s deferred tax assets will not be realized in accordance with ASC 740, no income tax benefit is recognized.

f) Net (loss) income per share

The net loss per share is calculated using the weighted average shares outstanding, and the issuance of additional Company shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. The unaudited pro forma condensed combined financial information has been prepared based on the redemptions by Altimar II’s public shareholders of shares of Altimar II’s Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (calculated based on the amount in the Trust Account as of September 30, 2021).

For the year ended December 31, 2020
(in thousands, except share-related amounts)
Pro Forma net loss attributable to holders of Class A Common Stock	(23,421)
Weighted average shares of Class A Common Stock outstanding — basic and diluted	51,608,262

Net loss per share — basic and diluted	$ (0.45)

g) Noncontrolling Interest

As described in the section entitled “Proposal No. 1 — The Business Combination Proposal — Structure of the Business Combination,” in the Proxy Statement/Prospectus, upon completion of the Business Combination, the Company controls Fathom OpCo as the sole managing member and the Company is a holding company with no assets or operations other than its equity interest in Fathom OpCo.

Based on the redemptions by Altimar II’s public shareholders of shares of Altimar II’s Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account, as a result of the Business Combination, the Company owns approximately 37.6% of the economic interest of Fathom OpCo, but has 100% of the voting power and controls the management of Fathom OpCo. Immediately following the completion of the Business Combination, the non-voting ownership percentage held by the noncontrolling interest is approximately 62.4%.

5. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2021

The unaudited pro forma condensed combined statement of operations for the nine months ended

September 30, 2021 has been prepared to illustrate the effects of the Business Combination and has been prepared for informational purposes only.

Fathom OpCo and Altimar II have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following adjustments are incorporated in the unaudited pro forma condensed combined financial information:

a) Cost of Revenue

Cost of revenue is impacted by $1.3 million due to increased inventory balances caused by the non-cash impact of the step up to fair value of the inventory and increased amortization of intangible assets.

b) Selling, general, and administrative

Adjustments to selling, general, and administrative expenses of $1.4 million related to the removal of management fees previously paid.

c) Depreciation and Amortization

Adjustments to depreciation and amortization of $6.4 million represent the depreciation and amortization expense related to the step up of the fair value of real property and intangibles assets.

d) Interest Expense

Adjustments to interest expense represents the decrease to interest expense resulting from the incurrence of new debt associated with the closing of the Business Combination of $4.2 million.

e) Income Taxes

Fathom Holdco, LLC has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, Fathom Holdco, LLCs profits and losses will flow through to its partners, including Fathom, and are generally not subject to tax at the Fathom Holdco, LLC level. Following the consummation of the Business Combination, Fathom will be subject to U.S. federal, state, and local taxes.

As a result, we expect a portion of our income after our corporate reorganization to be taxable in jurisdictions in which it previously had not been taxable. We expect the blended federal and state tax rate on income attributable to Fathom to be approximately 26.86% before given effect to whether or not deferred tax assets are able to be realized by Fathom. As it is more likely than not that Fathom’s deferred tax assets will not be realized in accordance with ASC 740, no income tax benefit is recognized.

f) Net (loss) income per share

The net loss per share is calculated using the weighted average shares outstanding, and the issuance of additional Company shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. The unaudited pro forma condensed combined financial information has been based on the redemptions by Altimar II’s public shareholders of shares of Altimar II’s Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (calculated based on the amount in the trust account as of September 30, 2021).

For the period ended September 30, 2021
(in thousands, except share-related amounts)
Pro Forma net loss attributable to holders of Class A Common Stock	(2,028)
Weighted average shares of Class A Common Stock outstanding – basic and diluted	51,608,262

Net income per share – basic and diluted	$ (0.04)

g) Noncontrolling Interest

As described in the section entitled “Proposal No. 1 — The Business Combination Proposal — Structure of the Business Combination,” in the Proxy Statement/Prospectus, upon completion of the Business Combination, the Company controls Fathom OpCo as the sole managing member and the Company is a holding company with no assets or operations other than its equity interest in Fathom OpCo.

Based on the redemptions, as a result of the Business Combination, the Company owns approximately 37.6% of the economic interest of Fathom OpCo, but has 100% of the voting power and controls the management of Fathom OpCo. Immediately following the completion of the Business Combination, the non-voting ownership percentage held by the noncontrolling interest will be approximately 62.4%.

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

a) Reflects the proceeds of $70.0 million from the issuance of 7,000,000 shares of Class A common stock with a par value of $0.0001 from the PIPE Investment based on estimated commitments received.

b) Reflects the entry into a $125.0 million term loan and a $27.0 million revolver, net of deferred financing fees of $2.9 million, payment of the historical debt of $170.3 million, and payment of accrued interest of $0.9 million.

c) A total of $60.6 million of expected transaction costs are to be incurred with the Business Combination, including $2.9 million of deferred financing costs. Of the total costs, $12.1 million relate to deferred IPO fees described in (f).

d) Reflects the reclassification of $345.0 million of cash and cash equivalents held in the trust account of Altimar II that will become available for transaction consideration, transaction expenses, and the operating activities in conjunction with the Business Combination.

e) Represents the adjustment for the estimated preliminary purchase price allocation for the acquisition of Fathom OpCo resulting from the Business Combination. The preliminary calculation of total consideration is presented above in Note 1 above.

$1,324.8 million has been allocated to goodwill assuming based on the number of shares redeemed. Goodwill represents the excess of the gross consideration over the fair value of the underlying net tangible and identifiable intangible assets acquired. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets. Goodwill represents future economic benefits arising from acquiring Fathom OpCo, primarily due to its strong market position, that are not individually identified and separately recognized as intangible assets. An adjustment of $83.1 million was made to remove Fathom OpCo’s historical goodwill.

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets (“ASC 350”), goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that the value of goodwill and/or intangible assets has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.

This adjustment additionally eliminates the historical accumulated deficit of Fathom OpCo of $22.3 million and establishes additional paid-in-capital of $917.4 million based upon the value of the business acquired. The additional paid-in capital balance was established by recording the purchase price of $1,454.6 million to the additional paid in capital account. The PIPE Investment of $70.0 million was also recorded to additional paid-in capital. An adjustment of $11.2 million was made to reduce additional paid-in capital for the payment of transaction costs. Adjustments of $318.0 million and made based on the number of shares redeemed to reduce additional paid-in capital for the payment cash consideration. Adjustments to increase additional paid-in capital by $345.0 million were made in order to record the conversion of redeemable share. As discussed below, adjustments of $843.0 million were made in order to record the non-controlling interest. The legacy equity of Fathom OpCo was eliminated through an adjustment of $54.1 million.

Deferred tax liabilities, additional paid-in capital, and non-controlling interest in the partnership are recognized to reflect the difference between the financial statement and tax basis in the investment in Fathom OpCo. The realizability of deferred tax assets is subject to various estimates and assumptions, including preliminary projections of future taxable income.

f) Reflects the payment of deferred initial public offering (“IPO”) fees which includes $12.1 million of deferred underwriters’ and professional fees in connection with Altimar II’s IPO.

g) Represents the pro forma adjustments to reclassify Altimar II’s Class B ordinary shares, which will be converted to Fathom Class C common stock as a required step for the Domestication of Altimar II and subsequently and immediately converted to Fathom Class A common stock and Altimar II Class A ordinary shares that will be converted to Fathom Class A common stock in connection with the Business Combination.

h) Represents the pro forma adjustments to record a non-controlling interest related to the interest held by the Continuing Fathom Unitholders.

As described in the section entitled “Proposal No. 1 — The Business Combination Proposal — Structure of the Business Combination,” in the Proxy Statement/Prospectus, upon completion of the Business Combination, the Company will control Fathom OpCo as the sole managing member and the Company will be a holding company with no assets or operations other than its equity interest in Fathom OpCo.

The following summarizes the number of shares of Company Class A common stock outstanding upon completion of the Business Combination excluding 9,000,000 Earnout Shares and 1,267,500 Sponsor Earnout Shares:

	Shares	Ownership %
Altimar II Public Shareholders	2,354,642	4.6%
PIPE Investors	7,000,000	13.6%
Altimar II Founders	4,770,000	9.2%
Legacy Fathom Equity Holders	36,661,014	71.0%
2021 Omnibus Plan Award Grantees	822,606(1)	1.6%
Total Class A Common Stock	51,608,262	100%
(1) Represents restricted shares of Class A stock issued subject to vesting requirements relating to the filing of a registration statement on Form S-8.

i) Represents the impact of redemptions at an estimated per share redemption price. $321.5 million in cash was paid to redeeming shareholders with the offset to additional paid-in capital. In addition, a decrease in cash consideration used in the Business Combination was offset with an increase in equity consideration. In addition, based on the actual redemptions, Fathom will own 37.6% of the economic interest of Fathom OpCo, and the Continuing Fathom Unitholders will own the remaining 62.4%, and therefore, this adjustments reflects changes to non-controlling interest as a result of this change.

j) Upon completion of the Business Combination, Fathom will be party to a Tax Receivable Agreement (“TRA”). As described under “Certain Relationships and Related-Party Transactions — Tax Receivable Agreement,” in connection with this Business Combination, Fathom will enter into a TRA with the existing members of Fathom OpCo. The agreement will require the Company to pay to such members (or their owners) 85% of the amount of tax savings, if any, that the Company realizes in certain circumstances as a result of (i) increases in tax basis resulting from the Business Combination, (ii) certain tax attributes of the Fathom OpCo existing prior to the Business Combination, and (iii) tax benefits attributable to payments made under this TRA, generating a liability (the “TRA liability”). The deferred tax asset and the TRA liability for the TRA assume: (A) only exchanges associated with this Business Combination, (B) a share price equal to $10 per share, (C) a constant income tax rate, (D) no material changes in tax law, (E) the ability to utilize tax attributes, (F) no adjustment for potential remedial allocations, and (G) future TRA payments.

The TRA has an estimated value of $4.5 million.

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for Altimar II and Fathom OpCo and unaudited pro forma condensed combined per share information after giving effect to the Business Combination.

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2021.

This information is only a summary and should be read together with the summary historical financial information summary included elsewhere in the Proxy Statement/Prospectus, and the historical financial statements of Altimar II and Fathom OpCo and related notes. The unaudited pro forma combined per share information of Altimar II and Fathom OpCo is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in the Proxy Statement/Prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share that would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Altimar II and Fathom OpCo would have been had the companies been combined during the periods presented.

	Altimar Acquisition Corp II(1)	Pro Forma Fathom OpCo(2)	Pro Forma Combined
Period Ended September 30, 2021
(in thousands except share and per share amounts)
Book Value per share	$ (0.81)	$ N/A	$ 28.42
Net income (loss)	756	2,261	(6,636)
Altimar II Public Shares
Weighted average shares outstanding, basic and diluted—Class A ordinary shares	29,571,429
Basic and diluted income per share, Class A ordinary shares	0.02
Founder Shares
Weighted average shares outstanding, basic and diluted—Class B ordinary shares	8,460,165
Basic and diluted net loss per common share	0.02
Fathom Shares
Weighted average shares outstanding, basic and diluted			51,608,262

Basic and diluted net loss per common share			$ (0.04)
Cash distributions per common share	N/A	N/A	N/A
Year Ended December 31, 2020
(in thousands except share and per share amounts)
Net income (loss)	$ (5)	$ (7,728)	$ (62,337)
Altimar II Public Shares
Weighted average shares outstanding, basic and diluted—Class A ordinary shares	N/A
Basic and diluted income per share, Class A ordinary shares	N/A
Founder Shares
Weighted average shares outstanding, basic and diluted—Class B ordinary shares	7,500,000
Basic and diluted net loss per common share	$ —
Fathom Shares
Weighted average shares outstanding, basic and diluted			51,608,262

Basic and diluted net loss per common share			$ (0.45)
Cash distributions per common share	N/A	N/A	N/A

(1) Refers to the unaudited interim financial statements of Altimar II as of September 30, 2021 and the historical audited financial statements of Altimar II as of December 31, 2020.

(2) Refers to the Pro Forma Fathom OpCo Condensed Combined Statement of Operations for the year ended December 31, 2020 and September 30, 2021 adjusted to give effect to the 2021 Acquisitions, as detailed in Note 2 and Note 3, respectively.